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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
FAMILY DOLLAR STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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FAMILY DOLLAR STORES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 16, 2003

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Family Dollar Stores, Inc. (the Company) will be held at 2:00 o'clock p.m. on Thursday, January 16, 2003, at the office of the Company at 10401 Old Monroe Road, Matthews, North Carolina, for the following purposes:

  (1)
  To elect a Board of six directors;

  (2)
  To consider and vote upon a proposal to amend the Company's 1989 Non-Qualified Stock Option Plan;

  (3)
  To ratify the action of the Board of Directors in selecting PricewaterhouseCoopers LLP as independent accountants to audit the consolidated financial statements of the Company and its subsidiaries for the current fiscal year; and

  (4)
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        The Board of Directors has fixed the close of business on November 18, 2002, as the record date for the determination of Stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. The voting list of Stockholders will be available for inspection in accordance with the By-Laws at the Company's office at 10401 Old Monroe Road, Matthews, North Carolina, at least ten days prior to the meeting.

        Each Stockholder who does not plan to attend the meeting is requested to date, sign and return the accompanying proxy in the enclosed postage-paid return envelope.

By Order of the Board of Directors
GEORGE R. MAHONEY, JR.
Executive Vice President— General Counsel and Secretary

Matthews, North Carolina
November 20, 2002

FAMILY DOLLAR STORES, INC.
Post Office Box 1017
Charlotte, North Carolina 28201-1017

PROXY STATEMENT

        This Proxy Statement is furnished to the holders of the Common Stock of Family Dollar Stores, Inc. (the Company) in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used in voting at the Annual Meeting of Stockholders to be held on January 16, 2003, or any adjournments thereof. This Proxy Statement and the enclosed proxy were first sent to Stockholders on or about November 20, 2002.

        The enclosed proxy is for use at the meeting if the Stockholder will not be able to attend in person. Any Stockholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Secretary of the Company or by attending the meeting and voting. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

  1.
  The election to the Board of Directors of the six nominees named in the Proxy Statement;

  2.
  The proposal to amend the Company's 1989 Non-Qualified Stock Option Plan; and

  3.
  The ratification of the action of the Board of Directors in selecting PricewaterhouseCoopers LLP as independent accountants to audit the consolidated financial statements of the Company and its subsidiaries for the current fiscal year.

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary for a quorum at the meeting. Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the meeting. The approval of the amendment of the 1989 Non-Qualified Stock Option Plan and the ratification of the selection of the accountants each requires the affirmative vote of a majority of shares present or represented by proxy at the meeting and entitled to vote in respect thereto. Abstentions will be counted for the purpose of determining the existence of a quorum and will have the same effect as a negative vote on matters other than the election of directors. If a nominee holding shares for a beneficial owner indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter or otherwise does not vote such shares, these shares will not be considered as present and entitled to vote in respect to that matter, but will be counted for the purpose of determining the existence of a quorum.

        The cost of soliciting proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage firms, banks and other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse these institutions for their reasonable costs in doing so. No solicitation is to be made by specially engaged employees or other paid solicitors.

        Only the holders of Common Stock of record at the close of business on November 18, 2002, will be entitled to vote at the meeting. On such date, 172,901,442 shares of Common Stock were outstanding and Stockholders will be entitled to one vote for each share held.

OWNERSHIP OF THE COMPANY'S SECURITIES

Ownership by Directors and Officers

        The following table sets forth, with respect to each director of the Company, each of the executive officers named in the Summary Compensation Table and all executive officers and directors as a group, the number of shares beneficially owned and the percent of Common Stock so owned, all as of November 1, 2002:

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Leon Levine	4,585,195	(2)	2.7%
Howard R. Levine	9,904,316	(3)	5.7%
R. James Kelly	516,000		*
R. David Alexander, Jr.	123,250		*
George R. Mahoney, Jr.	512,297		*
Mark R. Bernstein	21,910	(4)	*
Sharon Allred Decker	1,200		*
Glenn A. Eisenberg	0		*
James H. Hance, Jr.	18,200		*
James G. Martin	1,835		*
All Executive Officers and Directors of the Company as a Group (19 persons)	16,163,358		9.3%

*
Less than one percent.

(1)
All shares are held with sole voting and investment power, except that Mr. Howard R. Levine does not have voting or investment power with respect to 6,512,395 shares held in irrevocable trusts by Bank of America, N.A., as Trustee, for his benefit, as set forth in note (3) below, and Mr. Bernstein has shared voting power with respect to 16,210 shares held in the Profit Sharing Plan as set forth in note (4) below. Includes those shares listed in the table which the following persons have the right to acquire beneficial ownership of as of November 1, 2002, or within 60 days thereafter, pursuant to the exercise of stock options: (i) Mr. Howard R. Levine—195,000 shares; (ii) Mr. Kelly—435,000 shares; (iii) Mr. Alexander—96,500 shares; (iv) Mr. Mahoney—104,000 shares; and (v) all executive officers and directors as a group—1,078,200 shares.

(2)
Does not include (i) the 13,291,950 shares listed in the table under the caption "Ownership by Others" below as being held in irrevocable trusts by Bank of America, N.A., as Trustee, for the benefit of certain of Mr. Leon Levine's children and grandchildren, including 6,512,395 shares held in trusts for the benefit of Mr. Leon Levine's son, Mr. Howard R. Levine; (ii) 212,700 shares owned by Mr. Leon Levine's wife; (iii) 2,430,000 shares held in trust by Mr. Leon Levine's wife and one of his children for the benefit of another child of Mr. Leon Levine; and (iv) 3,391,921 shares beneficially owned by Mr. Howard R. Levine. Mr. Leon Levine disclaims beneficial ownership of the shares referred to in this note (2).

(3)
Includes 6,512,395 shares listed in the table under the caption "Ownership by Others" below as being held in irrevocable trusts by Bank of America, N.A., as Trustee, for the benefit of Mr. Howard R. Levine. Does not include 187,284 shares listed in said table as being held in irrevocable trusts by Bank of America, N.A., as Trustee, for the benefit of a child of Mr. Howard R. Levine, and 1,023 shares owned by Mr. Howard R. Levine's wife.

(4)
Includes 16,210 shares held under the Parker, Poe, Adams & Bernstein L.L.P. Profit Sharing Plan, but does not include 18,750 shares owned by Mr. Bernstein's wife. Mr. Bernstein disclaims beneficial ownership of the shares owned by his wife.

Ownership by Others

        On the basis of filings with the Securities and Exchange Commission and other information, the Company believes that as of the dates set forth below the following additional Stockholders beneficially owned more than 5% of the Company's Common Stock:

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Bank of America, N.A., as Trustee One Bank of America Plaza Charlotte, North Carolina 28255	13,291,950	(1)	7.7%
Putnam Investments, LLC. One Post Office Square Boston, Massachusetts 02109	9,109,771	(2)	5.3%
Goldman Sachs Asset Management 32 Old Slip New York, New York 10005	8,699,083	(3)	5.0%

(1)
As of November 1, 2002, these shares were held with sole voting and investment power under irrevocable trusts for the benefit of certain of Mr. Leon Levine's children and grandchildren, including 6,512,395 shares held in trusts for the benefit of Mr. Howard R. Levine.

(2)
As of December 31, 2001, of these shares, 7,803,468 were owned by Putnam Investment Management, LLC. and 1,306,303 were owned by The Putnam Advisory Company, LLC., which are subsidiaries of Putnam Investments, LLC.; and The Putnam Advisory Company, LLC. had shared power to vote 902,176 shares, and shared power to dispose of 1,306,303 shares; and Putnam Investment Management, LLC. had shared power to dispose of 7,803,468 shares.

(3)
As of November 1, 2002, 8,699,083 shares were held with sole power to dispose and 7,452,553 shares were held with sole power to vote.

ELECTION OF DIRECTORS

        At the meeting, six directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. Votes pursuant to the enclosed proxy will be cast for the election as directors of the six nominees named below unless authority is withheld. All six nominees are now members of the Board of Directors. If for any reason any nominee shall not be a candidate for election as a director at the meeting, an event not now anticipated, the enclosed proxy will be voted for such substitute as shall be designated by the Board of Directors.

        Four current directors are not nominees and their service as directors will end when their term expires on January 16, 2003. Leon Levine, the Chairman of the Board of the Company, will retire from the Company on that date. R. James Kelly, Vice Chairman and Chief Financial and Administrative Officer of the Company, and R. David Alexander, Jr., Executive Vice President and Chief Operating Officer of the Company, also are not nominees. In view of recent corporate governance developments regarding the independence of directors, the Nominating/Corporate Governance Committee and the Board of Directors believe that limiting the number of Company employees who serve as directors is appropriate. The fourth current director whose service will end is James H. Hance, Jr., who is Vice Chairman and Chief Financial Officer of Bank of America Corporation.

        The following information is furnished with respect to the six nominees:

Name of Nominee	Principal Occupation	Age	Year First Elected Director
Howard R. Levine(1)	President and Chief Executive Officer of the Company	43	1997	(2)
George R. Mahoney, Jr.(1)	Executive Vice President—General Counsel and Secretary of the Company	60	1987	(3)
Mark R. Bernstein(4)(5)(6)	Retired Partner (Of Counsel) in the law firm of Parker, Poe, Adams & Bernstein L.L.P.	72	1980	(7)
Sharon Allred Decker(4)(5)(8)	President of Doncaster, a division of The Tanner Companies	45	1999	(9)
Glenn A. Eisenberg(8)	Executive Vice President—Finance and Administration The Timken Company	41	2002	(10)
James G. Martin(4)(5)(6)(8)	Corporate Vice President Carolinas HealthCare System	66	1996	(11)

(1)
Member of the Executive Committee of the Board of Directors.

(2)
Mr. Howard R. Levine was employed by the Company in various capacities in the Merchandising Department from 1981 to 1987, including employment as Senior Vice President—Merchandising and Advertising. From 1988 to 1992, Mr. Levine was President of Best Price Clothing Stores, Inc., a chain of ladies' apparel stores. From 1992 to April 1996, he was self-employed as an investment manager. He rejoined the Company in April 1996, and was elected Vice President—General Merchandise Manager: Softlines in April 1996, Senior Vice President—Merchandising and Advertising in September 1996, President and Chief Operating Officer in April 1997, and Chief Executive Officer in August 1998. He is the son of Mr. Leon Levine, the Chairman of the Board.

(3)
Mr. Mahoney was employed by the Company as General Counsel in 1976, and also has served as Vice President and Secretary since 1977, Senior Vice President since 1984, and Executive Vice President since 1991.

(4)
Member of the Compensation Committee of the Board of Directors.

(5)
Member of the Nominating/Corporate Governance Committee of the Board of Directors.

(6)
Member of the Stock Option Committee of the Board of Directors.

(7)
Mr. Bernstein retired in January 2002 as a partner in the law firm named above. Prior to his retirement he had been a partner of the law firm for more than the preceding five years.

(8)
Member of the Audit Committee of the Board of Directors.

(9)
Mrs. Decker has been President of Doncaster, a division of The Tanner Companies, since August 1999. Doncaster is a direct sales organization selling a high-end line of women's apparel. From January 1997 to July 1999, she was President and Chief Executive Officer of The Lynnwood Foundation which created and manages a conference facility and leadership institute. Prior to January 1997, Mrs. Decker was employed with Duke Energy Corporation (formerly Duke Power Company), where her last position was Corporate Vice President and Executive Director of The Duke Power Foundation. She also is a director of Coca-Cola Bottling Co. Consolidated.

(10)
Mr. Eisenberg was elected to the Board of Directors and appointed to the Audit Committee in November 2002. He has been Executive Vice President-Finance and Administration of The Timken Company since January 2002. The Timken Company is an international manufacturer of highly engineered bearings and alloy steels and a provider of related products and services. From January 1990 to May 2001, Mr. Eisenberg was employed by United Dominion Industries, an international manufacturer of proprietary engineered products, where his positions included President and Chief Operating Officer from December 1999 to May 2001 and Executive Vice President and Chief Financial Officer from November 1995 to December 1999.

(11)
Mr. Martin has been associated with the Carolinas HealthCare System since January 1993, and currently is Corporate Vice President. He served as Governor of the State of North Carolina from 1985 through 1992 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 until 1984. He also is a director of Duke Energy Corporation, aaiPharma, Inc. and Palomar Medical Technologies, Inc.

(12)
Directors who are not employees of the Company are paid $3,000 for each Board meeting attended and $500 for each Audit Committee, Compensation Committee and Nominating/Corporate Governance meeting attended, and receive an annual grant of shares of the Company's Common Stock with a fair market value at the time of the grant of $10,000. Directors who are employees of the Company receive no additional compensation for each Board or Committee meeting attended.

Committees of the Board of Directors

        The Executive Committee, which met on three occasions during the fiscal year ended August 31, 2002, is authorized under Delaware corporate laws and the Company's By-Laws to exercise certain of the powers of the Board of Directors.

        The principal functions of the Audit Committee, which met five times during fiscal 2002, are to (i) monitor the integrity of the Company's financial process and systems of internal controls regarding finance, accounting, and legal compliance; (ii) monitor the independence and performance of the Company's independent accountants and annually recommend to the Board of Directors the appointment of the independent accountants or approve any discharge of the independent auditors when circumstances warrant; (iii) provide an avenue of communication among the independent accountants, management and the Board of Directors; and (iv) report to the Board of Directors regarding the Audit Committee's duties and responsibilities. The Audit Committee operates under a written charter adopted by the Board of Directors.

        The principal function of the Stock Option Committee, which acted by unanimous written consent in lieu of meetings on 48 occasions during fiscal 2002, is to administer the 1989 Non-Qualified Stock Option Plan, including determination of the employees who are to be granted options under the Plan and the number of shares subject to each option.

        The principal functions of the Compensation Committee, which met two times during fiscal 2002, are to review compensation policies for executive officers of the Company, establish the compensation of the Chairman of the Board and the Chief Executive Officer and review and approve the pre-tax earnings goal and the payment of bonuses under the Incentive Profit Sharing Plan.

        The principal functions of the Nominating/Corporate Governance Committee, which was appointed in August 2002, and met for the first time on November 7, 2002, are to identify individuals qualified to become members of the Board of Directors, recommend to the Board nominees for election as directors at the Annual Meeting of Stockholders, and develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company. The Nominating/Corporate Governance Committee does not consider unsolicited director recommendations by Stockholders of the Company.

        The Board of Directors met four times during fiscal 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the compensation during fiscal years 2002, 2001 and 2000 of the Company's Chief Executive Officer and the four other most highly compensated executive officers who served in such capacities as of August 31, 2002.

Long-Term Compensation
						Awards		Payouts
Annual Compensation
Long-Term Incentive Plan Payouts($)
Name and Principal Position	Fiscal Year		Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation($)	Restricted Stock Award(s)($)	Securities Underlying Options(#)(3)		All Other Compensation ($)(4)
Leon Levine Chairman of the Board	2002 2001 2000		1,000,000 1,019,231 1,000,000	534,000 255,000 468,000	— — —	— — —	0 0 0	— — —	1,285,000 — —
Howard R. Levine President and Chief Executive Officer	2002 2001 2000		600,000 509,595 450,000	480,600 191,500 314,439	— — —	— — —	150,000 125,000 100,000	— — —	— — —
R. James Kelly Vice Chairman, Chief Financial and Administrative Officer	2002 2001 2000		450,000 458,662 450,000	240,300 114,750 210,600	— — —	— — —	85,000 75,000 0	— — —	— — —
R. David Alexander, Jr. Executive Vice President—Chief Operating Officer	2002 2001 2000	(5)	300,000 295,581 250,846	160,200 73,950 80,148	— — —	— — —	85,000 75,000 45,000	— — —	— — —
George R. Mahoney, Jr. Executive Vice President—General Counsel and Secretary	2002 2001 2000		299,231 295,000 279,135	127,636 58,792 89,231	— — —	— — —	70,000 60,000 50,000	— — —	— — —

(1)
There were 52 weeks in fiscal years 2002 and 2000, and 53 weeks in fiscal 2001.

(2)
Amounts paid under the Company's Incentive Profit Sharing Plan.

(3)
Stock options were granted pursuant to the Company's 1989 Non-Qualified Stock Option Plan.

(4)
Other compensation for Mr. Leon Levine in fiscal 2002 includes $1,250,000 for the value of certain benefits beginning after Mr. Levine's retirement in January 2003. The benefits include continuation of medical and liability insurance coverage, ongoing use of office space and up to 30 hours per year use of Company aircraft. Except for this compensation for Mr. Levine in fiscal 2002, the value in each fiscal year of perquisites and other personal benefits, securities or property does not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the fiscal year for each of the named executive officers.

(5)
Mr. Alexander was employed by the Company in August 1995. He was elected Executive Vice President-Supply Chain and Real Estate in October 1999 and Executive Vice President-Chief Operating Officer in August 2000.

Option Grants During the Fiscal Year Ended August 31, 2002

        The following table sets forth all options to acquire shares of the Company's Common Stock granted during the fiscal year ended August 31, 2002, to the executive officers named in the Summary Compensation Table.

        No options have been granted to Leon Levine. The potential realizable value amounts shown in the table are the values that might be realized upon exercise of options immediately prior to the expiration of their term based on arbitrarily assumed annualized rates of appreciation in the price of the Company's Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock. There can be no assurance that the potential realizable values shown in the table will be achieved.

	Individual Grants(1)
		Percent of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)
Name			Exercise or Base Price ($/Sh)	Expiration Date
					5%($)	10%($)
Howard R. Levine	150,000	10.2%	24.25	9/16/06	1,004,974	2,220,730
R. James Kelly	85,000	5.8%	24.25	9/16/06	569,485	1,258,414
R. David Alexander, Jr.	85,000	5.8%	24.25	9/16/06	569,485	1,258,414
George R. Mahoney, Jr.	70,000	4.7%	24.25	9/16/06	468,988	1,036,341

(1)
Stock options were granted pursuant to the Company's 1989 Non-Qualified Stock Option Plan. The exercise price for each option is the fair market value per share of Common Stock on the date of the grant. See "Report of the Compensation Committee and Stock Option Committee of the Board of Directors on Executive Compensation" and "Amendment to 1989 Non-Qualified Stock Option Plan" for a description of other material terms of the Plan.

Option Exercises and Fiscal Year-End Values

        The following table sets forth all options exercised during the fiscal year ended August 31, 2002, by the executive officers named in the Summary Compensation Table, and the number and value of unexercised options held by such executive officers at fiscal year-end. No options have been granted to, or exercised by, Leon Levine.

			Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End($)(2)
Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Howard R. Levine	220,000	5,484,650	142,500	307,500	1,653,375	2,362,875
R. James Kelly	450,000	9,701,100	435,000	175,000	5,079,000	1,292,500
R. David Alexander, Jr.	40,000	884,600	72,500	167,500	836,875	1,265,125
George R. Mahoney, Jr.	60,000	1,284,390	135,500	149,500	1,917,225	1,174,225

(1)
The value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date prior to the date of the exercise multiplied by the number of shares to which the exercise relates.

(2)
The closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite tape on August 30, 2002, was $28.55 and is used in calculating the value of unexercised options.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        Howard R. Levine's compensation arrangement with the Company provides that for the fiscal year ended August 31, 2002, he was to be paid a base salary of $11,539 per week and for the fiscal year ending August 30, 2003, he is to be paid a base salary of $13,462 per week. In addition, under the Company's Incentive Profit Sharing Plan, he may receive bonuses for the fiscal years ended August 31, 2002, and August 30, 2003, based on approximately 75% of the base salary he receives for each fiscal year, subject to the achievement of pre-tax earnings goals established by the Company and other terms of the Plan. In the event Mr. Levine's employment is terminated by the Company prior to August 30, 2003, for reasons other than for cause or medical disability, the Company will pay Mr. Levine 180 days of his base salary then in effect in six equal monthly installments. If Mr. Levine accepts new employment, the unpaid balance of the payments is reduced by the compensation Mr. Levine receives for the same period from the new employment. In the event the employment agreement is not terminated for any reason prior to August 30, 2003, and there is no agreement before that date to extend Mr. Levine's employment beyond August 30, 2003, the employment agreement terminates automatically on August 30, 2003, and the Company will pay Mr. Levine 60 days of his base salary then in effect in two equal monthly installments. In addition, in the event Mr. Levine's employment agreement is terminated by the Company prior to August 30, 2003, for reasons other than for cause or if there is no agreement before that date to extend Mr. Levine's employment beyond August 30, 2003, Mr. Levine will receive as a severance payment an amount equal to the pro rata share of the bonus, if any, under and subject to the terms and conditions of the Incentive Profit Sharing Plan. The payment will be equal to 75% of the base salary he receives for the period from the beginning of the fiscal year in which the Company terminates the employment agreement through the termination date or through August 30, 2003, if Mr. Levine's employment continues through that date.

        R. James Kelly's compensation arrangement with the Company provides that for the fiscal years ended August 31, 2002, and ending August 30, 2003, he is to be paid a base salary of $8,654 per week. In addition, under the Company's Incentive Profit Sharing Plan, he may receive a bonus for each fiscal year based on approximately 50% of the base salary he receives for each fiscal year, subject to the achievement of pre-tax earnings goals established by the Company and other terms of the Plan. In the event Mr. Kelly's employment agreement is terminated by the Company prior to August 30, 2003, for reasons other than for cause or medical disability, the Company will pay Mr. Kelly 180 days of his base salary then in effect in six equal monthly installments. If Mr. Kelly accepts new employment, the unpaid balance of the payments is reduced by the compensation Mr. Kelly receives for the same period from the new employment. In the event the employment agreement is not terminated for any reason prior to August 30, 2003, and there is no agreement before that date to extend Mr. Kelly's employment beyond August 30, 2003, the employment agreement terminates automatically on August 30, 2003, and the Company will pay Mr. Kelly 60 days of his base salary then in effect in two equal monthly installments. In addition, in the event Mr. Kelly's employment agreement is terminated by the Company prior to August 30, 2003, for reasons other than for cause or medical disability, Mr. Kelly will receive as a severance payment an amount equal to the pro rata share of the bonus, if any, under and subject to the terms and conditions of the Incentive Profit Sharing Plan. The payment will be equal to 50% of the base salary he receives for the period from the beginning of the fiscal year in which the Company terminates the employment agreement through the termination date.

        R. David Alexander, Jr.'s compensation arrangement with the Company provides that for the fiscal year ended August 31, 2002, he was to be paid a base salary of $5,769 per week and for the fiscal year ending August 30, 2003, he is to be paid a base salary of $6,731 per week. In addition, under the Company's Incentive Profit Sharing Plan, he may receive a bonus for the fiscal year based on approximately 50% of the base salary he receives for each fiscal year, subject to the achievement of pre-tax earnings goals established by the Company and other terms of the Plan. In the event Mr. Alexander's employment agreement is terminated by the Company prior to August 30, 2003, for reasons other than for cause or medical disability, the Company will pay Mr. Alexander 180 days of his base salary then in effect in six equal monthly installments. If Mr. Alexander accepts new employment, the unpaid balance of the payments is reduced by the compensation Mr. Alexander receives for the same period from the new employment. In the event the employment agreement is not terminated for any reason prior to August 30, 2003, and there is no agreement before that date to extend Mr. Alexander's employment beyond August 30, 2003, the employment agreement terminates automatically on August 30, 2003, and the Company will pay Mr. Alexander 60 days of his base salary then in effect in two equal monthly installments.

Compensation Committee and Stock Option Committee Interlocks and Insider Participation

        During the fiscal year ended August 31, 2002, the Compensation Committee of the Board of Directors was composed of Mark R. Bernstein, Sharon Allred Decker and James G. Martin, and the Stock Option Committee of the Board of Directors was composed of Mark R. Bernstein and James G. Martin. No member of the Compensation Committee or Stock Option Committee was an officer or employee of the Company. Mr. Bernstein, Mrs. Decker and Mr. Martin were not eligible to receive options under the Company's 1989 Non-Qualified Stock Option Plan.

Report of the Compensation Committee and Stock Option Committee of the Board of Directors on Executive Compensation

        The objectives of the Company's executive compensation program are to provide a competitive total compensation package that enables the Company to attract and retain key executives, and to offer compensation opportunities that are directly related to the annual and long-term performance of the Company. The Company seeks to link a significant portion of compensation to the Company's performance such that executive officers will have a strong incentive to meet the Company's goals and their compensation will then be aligned with the interests of the Company's shareholders. With these objectives, the compensation of executive officers consists primarily of (i) a base salary; (ii) annual incentive compensation in the form of a bonus based on the achievement of pre-tax earnings goals and the executive's contributions to meeting the goals; and (iii) long-term incentive compensation in the form of stock options.

        Base Salary.    The base salary of executive officers is reviewed annually by the Compensation Committee. In determining the salary level, the Compensation Committee takes into consideration the responsibilities, experience and performance of the executives, their contributions to the Company's operating performance, including the achievement of pre-tax earnings goals, and competitive salary practices of other companies in the retail industry, including companies in the S&P General Merchandise Stores Index and other companies in the retail industry with sales comparable to the sales of the Company.

        Incentive Profit Sharing Plan.    The Compensation Committee also reviews and approves a pre-tax earnings goal established by the Company each fiscal year under the Company's Incentive Profit Sharing Plan. This Plan provides for payments, not exceeding 5% of the Company's consolidated earnings before income taxes and before deducting payments under the Plan or any other incentive compensation arrangement, to executive officers and other supervisory personnel if such goal is achieved. The amount of the bonus is based on a percentage of the employee's base salary, and for executive officers the percentage ranges from 30% to 75%. The percentage is higher for the more senior executive officers as a greater portion of the senior executives' compensation is tied to the achievement of pre-tax earnings goals. In the event the pre-tax earnings goal is exceeded, the amount of the bonus increases by 2% for each 1% by which the goal is exceeded, to a maximum of 50% additional bonus for exceeding the goal by 25%. If the pre-tax earnings goal is not achieved, the amount of the bonus decreases by 5% for each 1% by which the goal is not achieved, with no bonus being paid if pre-tax earnings are below 90% of the goal. As approximately 103.4% of the pretax earnings goal for the fiscal year ended August 31, 2002, was achieved, the bonus paid was approximately 106.8% of the bonus that would have been paid if 100% of the goal had been achieved. Except for the Chairman of the Board, the President and Chief Executive Officer, the Vice Chairman and Chief Financial and Administrative Officer, and the Executive Vice President and Chief Operating Officer, the annual individual performance rating of each executive officer by that officer's supervisor may increase or decrease the amount of bonus paid. The performance rating is based on a variety of criteria, including the effectiveness of the officers in executing their managerial responsibilities and their impact on the financial results of the Company (such as sales, pre-tax earnings and shareholders'

return on average equity). The Compensation Committee reviews and approves the payment of bonuses under the Incentive Profit Sharing Plan.

        Stock Options.    To establish another link between compensation and management's performance in creating value for shareholders, evidenced by increases in the Company's stock price, executive officers may receive grants of stock options typically on an annual basis. The Company encourages stock ownership by executives, but has not established target levels for equity holdings by executives. Grants are made by the Stock Option Committee of the Board of Directors. The Compensation Committee considers the grant of stock options by the Stock Option Committee in reviewing the compensation of executive officers. The Chairman of the Board, Leon Levine, has never been granted stock options. Under the Company's 1989 Non-Qualified Stock Option Plan, the exercise price for each option is the fair market value per share of Common Stock on the date of the grant. Fair market value per share is the average of the highest price and lowest price at which the Common Stock is sold regular way on the New York Stock Exchange on the date of the grant. Options have a term of five years, and may not be exercised prior to the expiration of two years from the date of the grant. Thereafter, each option becomes exercisable in cumulative installments of not more than 40% of the number of shares subject to the option after two years, 70% after three years and 100% after four years. Such vesting schedule encourages executives to remain in the employ of the Company. With limited exceptions, no option is exercisable unless the optionee has been continuously employed by the Company from the date of grant to the date of exercise. In determining the number of options to be granted, the Stock Option Committee takes into account the executive's base salary and level of responsibilities and the annual individual performance rating of the executive, as well as the number of options granted in prior years.

        Compensation of Chief Executive Officer.    The base salary of the Chief Executive Officer is established by the Compensation Committee annually based on consideration of the same general factors as are described above with respect to the determination of the base salary of other executive officers. For the fifty-two weeks in the fiscal year ended August 31, 2002, Howard R. Levine received a base salary of $600,000, and for the fifty-two weeks in the fiscal year ending August 30, 2003, he will receive a base salary of $700,000.

        The incentive compensation element of the compensation of the Chief Executive Officer is based on the Company's achievement of its pre-tax earnings goal. Under the Company's Incentive Profit Sharing Plan, Mr. Levine's bonus is based on 75% of his base salary. The amount of the bonus is subject to increase or decrease based on the level of pre-tax earnings in the manner described above with respect to the bonus for other executive officers. For the fiscal year ended August 31, 2002, Mr. Levine was paid a bonus of $480,600 under the Incentive Profit Sharing Plan as the Company achieved approximately 103.4% of the pre-tax earnings goal.

        In determining Mr. Howard R. Levine's base salary and bonus percentage, the Compensation Committee also took into account the fact that he receives options under the Company's 1989 Non-Qualified Stock Option Plan. As described under the heading "Option Grants During the Fiscal Year Ended August 31, 2002," Howard R. Levine received options to purchase 150,000 shares. The Compensation Committee also considered that the Company's only retirement plan or similar benefit for the Chief Executive Officer or any executive officers is a 401(k) Plan and the Company's contribution for Mr. Levine for the fiscal year ended August 31, 2002, was $1,762.

        Deductibility of Compensation.    Internal Revenue Code Section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other highest paid executive officers which is not "performance-based" as defined in Section 162(m). At the Annual Meeting of Stockholders on January 16, 1997, Stockholders approved an amendment to the 1989 Non-Qualified Stock Option Plan and approved the Incentive Profit Sharing Plan for the purpose of preserving the future deductibility of all compensation paid under said Plans. The Company believes that all executive officer compensation paid in the fiscal year ended August 31, 2002, met the deductibility requirements of Section 162(m). The Compensation Committee will continue to monitor this issue and will determine what additional steps, if any, it may take in response to such provision.

        This report is submitted by Mark R. Bernstein, Sharon Allred Decker and James G. Martin as the members of the Compensation Committee and Mark R. Bernstein and James G. Martin as the members of the Stock Option Committee.

Report of the Audit Committee of the Board of Directors

        During the fiscal year ended August 31, 2002, the Audit Committee of the Board of Directors was composed of James H. Hance, Jr., Sharon Allred Decker and James G. Martin. Each of the members of the Audit Committee is independent as defined under the New York Stock Exchange listing standards.

        The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended August 31, 2002, with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

        The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

        Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2002, for filing with the Securities and Exchange Commission.

        This report is submitted by James H. Hance, Jr., Sharon Allred Decker and James G. Martin as members of the Audit Committee.

Independent Accountants' Fees

        The following sets forth fees for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal year 2002.

  Audit Fees: Fees for the fiscal year 2002 audit and the reviews of Forms 10-Q are $150,000.

  Financial Information Systems Design and Implementation Fees: $199,091 for services rendered in connection with the design and implementation of information systems.

  All Other Fees: $555,868 for all other matters, which were primarily tax related.

  All fees for services rendered by the independent accountants were reviewed by the Audit Committee. The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with the accountants' independence.

Stock Performance Graph

        The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five fiscal years ended August 31, 2002, compared with the cumulative total returns of the S&P 500 Index and the S&P General Merchandise Stores Index. The comparison assumes $100 was invested on August 31, 1997, in the Company's Common Stock and in each of the foregoing indices, and that dividends were reinvested. In this graph, the S&P General Merchandise Stores Index has replaced the S&P Retail Stores Composite Index used in the graph in last year's proxy statement as the latter Index has been discontinued.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG FAMILY DOLLAR STORES, INC., THE S&P 500 INDEX
AND THE S&P GENERAL MERCHANDISE STORES INDEX

Related Transactions

        Legal services were rendered to the Company during the fiscal year ended August 31, 2002, and are being rendered to the Company during the fiscal year ending August 30, 2003, by Parker, Poe, Adams & Bernstein L.L.P. Mark R. Bernstein, a director of the Company, was a partner in this law firm until his retirement in January 2002. The Company paid the law firm $53,080 in fiscal 2002, $13,665 in fiscal 2001 and $35,545 in fiscal 2000 for legal services. The Board of Directors has considered the relationship of Mr. Bernstein and the law firm to the Company. Based on the amounts paid relative to the total revenues of the law firm and the retirement of Mr. Bernstein from the law firm, the Board of Directors determined that Mr. Bernstein qualifies as an independent director.

        The Company has purchased a variety of merchandise in the ordinary course of business from entities owned or represented by non-employee immediate family members of Leon Levine, the Chairman of the Board of the Company, and Howard R. Levine, the President and Chief Executive Officer of the Company, as follows: Leon Levine's brother, Sherman Levine has represented a number of vendors in the Company's purchase of merchandise at a cost of approximately $10.2 million, $8.2 million and $6.3 million in fiscal 2002, 2001 and 2000, respectively. Howard R. Levine's brother-in-law, Eric Lerner, is the owner of a firm from which the Company purchased merchandise at a cost of approximately $1,093,000, $706,000 and $756,000 in fiscal 2002, 2001 and 2000, respectively.

        Beginning December 1994, a subsidiary of the Company leased space in a building in Charlotte, North Carolina, from 9517 Monroe, LLC, for processing merchandise returned from stores and for storing merchandise. 9517 Monroe, LLC is a limited liability company in which Leon Levine, the Chairman of the Board of the Company, and his brother, Alvin E. Levine, both own a 50% interest. A total of $171,470 in rents was paid to 9517 Monroe, LLC, for the fiscal year ended August 31, 2002. The term of this lease expired on April 30, 2002, and was not renewed. The Company believes that the rents for this leased space were competitive with amounts that would have been paid to an unaffiliated entity to lease similar space.

AMENDMENT TO
1989 NON-QUALIFIED STOCK OPTION PLAN

        On November 7, 2002, the Company's Board of Directors declared it advisable that the 1989 Non-Qualified Stock Option Plan (the "Plan") be amended to increase by 6,000,000 the number of shares of Common Stock available for issuance thereunder. The amendment to the Plan was adopted by the Board of Directors, subject to approval of Stockholders.

        The Plan is the only stock option plan under which options may be granted. A maximum of 350,000 shares originally were available for issuance under the Plan, subject to adjustments for stock splits and similar events. The Plan was amended effective December 1, 1991, January 16, 1997, and January 15, 1998, to increase by 750,000, by 500,000 and by 3,000,000, respectively, the number of shares of Common Stock available for issuance thereunder, also subject to adjustments for stock splits and similar events. The number of shares of Common Stock available for issuance under the Plan was adjusted as a result of a two-for-one stock split effective February 10, 1992, a three-for-two stock split effective July 15, 1997, and a two-for-one stock split effective April 30, 1998.

        As of November 1, 2002, 6,917,980 shares of Common Stock had been purchased pursuant to the exercise of options under the Plan. There also were options outstanding under the Plan to 868 employees to purchase a total of 5,808,010 shares with an average per share option price of $22.37, and expiration dates ranging from January 11, 2003, to October 22, 2007. Accordingly, 1,374,010 shares were available under the Plan for the granting of options. The effect of the proposed amendment will be to increase the number of shares available for the granting of options under the Plan as of November 1, 2002, to 7,374,010 shares, or 4.3% of the shares of Common Stock outstanding on such date. Approximately 900 employees may be considered eligible to participate in the Plan, including 14 executive officers. Directors of the Company who are employees, including Mr. Leon Levine, Mr. Howard R. Levine, Mr. Kelly, Mr. Alexander and Mr. Mahoney, are eligible to receive stock options, and each of said directors has received options except Mr. Leon Levine. The timing and amount of such options, and the amount of options to be granted to all executive officers and other employees, are matters within the Stock Option Committee's discretion and cannot be determined at this time, except that the maximum number of shares of Common Stock subject to options that may be granted under the Plan to any individual during any twelve month period may not exceed 450,000.

        In the opinion of the Board of Directors, the amendment to the Plan will further the interests of the Company by strengthening its ability to attract and retain the services of key employees, and will furnish additional incentives to these employees by encouraging them to become owners or increase their ownership of the Company's Common Stock.

Description of the Plan

        A brief description of the Plan is set forth below.

        1.    Administration.    The Plan is administered and interpreted by the Stock Option Committee of the Board of Directors. The Stock Option Committee consists of two or more members of the Board of Directors who are ineligible to receive options under the Plan. Under the Plan if any member of the Stock Option Committee does not meet the qualifications of an "outside director" established from time to time under Section 162(m) of the Internal Revenue Code, then that member shall be replaced by another director meeting the qualifications such that the Stock Option Committee shall always be comprised of at least two "outside directors." The Board of Directors may suspend, terminate or amend the Plan. No such amendment, however, may affect the determination of officers and directors to participate in the Plan or of the timing, pricing and amount of grants all of which determinations shall be made by the Stock Option Committee. In addition, without Stockholder approval, no amendment may materially increase the benefits under the Plan, or increase the number of shares subject to the Plan, or materially modify the requirements as to eligibility for participation thereunder.

        2.    Stock Subject to the Plan.    Currently a maximum of 7,182,020 shares of Common Stock of the Company may be issued and sold under the Plan, except as such number may be adjusted to reflect stock splits and dividends, mergers, recapitalizations or similar events. If the amend-ment is approved, this number will change from 7,182,020 to 13,182,020 shares. Any shares subject to an option which terminates, is cancelled or expires prior to exercise may again be subjected to an option under the Plan. No option may be granted after November 30, 2008.

        3.    Eligibility.    Options may be granted only to officers and other key employees (including those who are also directors), as determined by the Stock Option Committee.

        4.    Option Price.    Options may be granted to purchase shares of the Company's Common Stock at prices which are not less than the fair market value of the Common Stock on the date the option is granted. Fair market value per share is defined in the Plan as the average of the highest price and the lowest price at which the Common Stock is sold regular way on the New York Stock Exchange on the date of the grant of the option. The purchase price of the optioned shares must be paid in full on exercise of an option.

        5.    Period of Option.    Options will have a term of not more than five years. Options may not be exercised prior to the expiration of two years from the date of grant. Thereafter, each option will become exercisable in cumulative installments as to not more than 40% of the number of shares subject to the option after two years, 70% after three years, and 100% after four years.

        6.    Limitations.    With limited exceptions, no option is exercisable unless the optionee has been continuously employed by the Company or a subsidiary from the date of grant to the date of exercise. Options are not transferable other than by will or by laws of descent and distribution.

        On November 1, 2002, the closing price of the Company's Common Stock on the New York Stock Exchange was $31.57.

        Under current regulations, for federal income tax purposes the Company will not be entitled to a deduction, and the optionee will not be required to recognize income, upon the grant of an option under the Plan. An optionee exercising an option granted under the Plan will recognize ordinary income, and the Company will be entitled to a deduction (subject to the reasonableness of the compensation and the Company's compliance with Section 162(m) and any applicable withholding obligations) on the date the option is exercised. The amount of such income and such deduction both will be equal to the excess of the fair market value on that date of the shares of Common Stock acquired over the amount paid therefor.

        The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote in respect thereto is required to approve the amendment. The Board of Directors recommends that the Stockholders vote for approval of the amendment to the Plan.

Equity Compensation Plan Information

        The following table provides information as of August 31, 2002, regarding the 1989 Non-Qualified Stock Option Plan, which is the only current equity compensation plan previously approved by Stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,410,517	$20.05	2,907,750

        The only equity compensation plan not approved by Stockholders is the Family Dollar 2000 Outside Directors Plan. Under this Plan, directors who are not employees of the Company, as part of their directors' compensation, annually are granted shares of Common Stock of the Company having a fair market value of $10,000 at the time of the grant. The shares of Common Stock granted are currently authorized but not outstanding shares which are held in the treasury stock account of the Company. As of August 31, 2002, there were 12,501,666 shares held in the treasury stock account, and 4,800 shares have been issued under the Family Dollar 2000 Outside Directors Plan.

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

        The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as independent accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for the year ending August 30, 2003, and to perform such other appropriate accounting and related services as may be required by the Board of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote in respect thereto is required to ratify the selection of PricewaterhouseCoopers LLP for the purposes set forth above. The Board of Directors recommends that the Stockholders vote for ratification of the selection of PricewaterhouseCoopers LLP. If the Stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent accountants will be reconsidered by the Board of Directors. PricewaterhouseCoopers LLP served as the Company's independent accountants for the fiscal year ended August 31, 1991, and for each subsequent fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission and New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Common Stock, and to furnish the Company with copies of such reports. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from Reporting Persons that no other reports were required, during the fiscal year ended August 31, 2002, all Reporting Persons complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

        Proposals of Stockholders intended to be presented at the next Annual Meeting of Stockholders in January 2004, and to be included in the Proxy Statement and form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the "Act"), must be received by the Company on or before July 23, 2003. Any such proposals should be in writing and be sent by certified mail, return receipt requested, to the Secretary, Family Dollar Stores, Inc., P. O. Box 1017, Charlotte, North Carolina 28201-1017. Additionally, if the Company receives notice of any shareholder proposal after October 8, 2003, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) under the Act, and the persons named in the proxies solicited by the Board of Directors of the Company for the Annual Meeting of Stockholders to be held in January 2004 may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

        Management knows of no other matters to be brought before the meeting. However, if any other matters do properly come before the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether Stockholders plan to attend the meeting or not, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the meeting if they are present and so request.

PROXY

FAMILY DOLLAR STORES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JANUARY 16, 2003

        The undersigned hereby appoints Howard R. Levine and George R. Mahoney, Jr., or either one of them, with full power of substitution, proxies of the undersigned to the Annual Meeting of Stockholders of Family Dollar Stores, Inc. to be held at 2:00 p.m. on Thursday, January 16, 2003, at the office of the Company at 10401 Old Monroe Road, Matthews, North Carolina, or at any adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matter which may properly be acted upon at this meeting, and specifically as indicated below:

1.	ELECTION OF DIRECTORS (Mark only one)	☐ FOR ALL NOMINEES listed below (except as shown to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: Howard R. Levine, George R. Mahoney, Jr., Mark R. Bernstein, Sharon Allred Decker, Glenn A. Eisenberg, James G. Martin

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below.)

2.
Approval of proposed amendment to the 1989 Non-Qualified Stock Option Plan:
FOR ☐	AGAINST ☐	ABSTAIN ☐
3.
Ratification of the selection of PricewaterhouseCoopers LLP as Independent Accountants:
FOR ☐	AGAINST ☐	ABSTAIN ☐
4.
In their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

(Please Sign on Reverse Side)

  (Continued from other side)

        This Proxy, if received and correctly signed, will be voted in accordance with the choices specified. If a choice is not specified, this Proxy will be voted in favor of the election of the Directors named, for the approval of the proposed amendment to the 1989 Non-Qualified Stock Option Plan and for the ratification of the selection of the independent accountants.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This Proxy is revocable, and the undersigned retains the right to attend this meeting and to vote his or her stock in person.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

Dated this	day of	,

(Please sign exactly as your name appears at left. If there is more than one owner, each should sign. When signing as a fiduciary or representative, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE SIGN AND RETURN PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 16, 2003
PROXY STATEMENT
OWNERSHIP OF THE COMPANY'S SECURITIES
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN AMONG FAMILY DOLLAR STORES, INC., THE S&P 500 INDEX AND THE S&P GENERAL MERCHANDISE STORES INDEX
AMENDMENT TO 1989 NON-QUALIFIED STOCK OPTION PLAN
RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
OTHER MATTERS